SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (Amendment No.  )1


                                   @Road, Inc.
                                   -----------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    04648K105
                                    ---------
                                 (CUSIP Number)

                                February 11, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 21 Pages)

-----------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    2     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     3,470,142
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        3,470,142
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,470,142
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    3     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     3,470,142
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        3,470,142
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,470,142
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    4     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     3,470,142
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        3,470,142
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,470,142
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    5     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     869,823
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        869,823
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             869,823
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    6     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     247,950
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        247,950
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             247,950
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.5%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    7     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     1,073,274
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        1,073,274
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,073,274
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    8     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                    318,873
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        318,873
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             318,873
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page    9     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     1,181,127
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        1,181,127
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,181,127
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   10     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     3,000
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        3,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   11     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     17,000
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        17,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   12     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communication Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     300,000
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        300,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             300,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   13     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communication Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
          NUMBER OF
            SHARES                      0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY             6       SHARED VOTING POWER
             EACH
          REPORTING                     328,918
            PERSON          ----------------------------------------------------
             WITH               7       SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                        328,918
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             328,918
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.6%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   14     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  @Road, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  47200 Bayside Parkway
                  Fremont, CA 94538

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Technology Partners, L.P.
                  Galleon Technology Offshore, Ltd.
                  Galleon Explorers Partners, L.P.
                  Galleon Explorers Offshore, Ltd.
                  Galleon Communication Partners, L.P.
                  Galleon Communication Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For Galleon Technology Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   15     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

                  For Galleon Communication Offshore, Ltd.: British Virgin
                  Islands
                  For Galleon Explorers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon Captains
                  Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communication Offshore, Ltd., and Galleon Explorers Offshore,
                  Ltd.:  Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.0001

ITEM 2(E).  CUSIP NUMBER:

                  04648K105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.     OWNERSHIP.

            For Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P.:

            (a) Amount Beneficially Owned:

                           3,470,142 shares of Common Stock

            (b) Percent of Class:

                           6.3% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 3,470,142

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 3,470,142

            For Galleon Advisors, L.L.C.:

            (a) Amount Beneficially Owned:

                           869,823 shares of Common Stock

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   16     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

            (b) Percent of Class:

                           1.6% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 869,823

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 869,823

            For Galleon Captains Partners, L.P.:

            (a) Amount Beneficially Owned:

                           247,950 shares of Common Stock

            (b) Percent of Class:

                           0.5% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 247,950

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 247,950

            For Galleon Captains Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                           1,073,274 shares of Common Stock

            (b) Percent of Class:

                           2.0% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 1,073,274

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

--------------------------------------------------------------------------------
CUSIP NO. 04648K105                13G          Page   17     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

                           (iv) Shared power to dispose or to direct the disposition of: 1,073,274

            For Galleon Technology Partners, L.P.:

            (a) Amount Beneficially Owned:

                           318,873 shares of Common Stock

            (b) Percent of Class:

                           0.6% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 318,873

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 318,873

            For Galleon Technology Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                           1,181,127 shares of Common Stock

            (b) Percent of Class:

                           2.2% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 1,181,127

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 1,181,127

            For Galleon Explorers Partners, L.P.:

            (a) Amount Beneficially Owned:

                           3,000 shares of Common Stock

            (b) Percent of Class:

                           0.0% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

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CUSIP NO. 04648K105                13G          Page   18     of      21   Pages
          ---------                                  -------      --------
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            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 3,000

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 3,000

            For Galleon Explorers Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                           17,000 shares of Common Stock

            (b) Percent of Class:

                           0.0% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 17,000

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 17,000


            For Galleon Communication Partners, L.P.:

            (a) Amount Beneficially Owned:

                           300,000 shares of Common Stock

            (b) Percent of Class:

                           0.6% (Based upon 54,770,515 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 300,000

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 300,000

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CUSIP NO. 04648K105                13G          Page   19     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

            For Galleon Communication Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                           328,918 shares of Common Stock

            (b) Percent of Class:

                           0.6% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 328,918

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 328,918


Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd. and Galleon Explorers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners, L.P., Galleon Technology Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P. and Galleon Communication Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

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CUSIP NO. 04648K105                13G          Page   20     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.    CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 04648K105                13G          Page   21     of      21   Pages
          ---------                                  -------      --------
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            /s/ Raj Rajaratnam
            ------------------
            Raj Rajaratnam, for HIMSELF;

            For GALLEON MANAGEMENT, L.P., as the Managing Member of its General
               Partner, Galleon Management, L.L.C.;

            For GALLEON MANAGEMENT, L.L.C., as its Managing Member;

            For GALLEON ADVISORS, L.L.C., as its Managing Member;

            For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its
               General Partner, Galleon Advisors, L.L.C.;

            For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

            For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of
               its General Partner, Galleon Advisors, L.L.C.;

            For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

            For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its
               General Partner, Galleon Advisors, L.L.C.;

            For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

            For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of
               its General Partner, Galleon Advisors, L.L.C.; and

            For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory


Dated:  February 18, 2005

                                    EXHIBIT 1

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


            /s/ Raj Rajaratnam
            ------------------
            Raj Rajaratnam, for HIMSELF;

            For GALLEON MANAGEMENT, L.P., as the Managing Member of its General
               Partner, Galleon Management, L.L.C.;

            For GALLEON MANAGEMENT, L.L.C., as its Managing Member;

            For GALLEON ADVISORS, L.L.C., as its Managing Member;

            For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its
               General Partner, Galleon Advisors, L.L.C.;

            For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

            For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of
               its General Partner, Galleon Advisors, L.L.C.;

            For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

            For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its
               General Partner, Galleon Advisors, L.L.C.;

            For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

            For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of
               its General Partner, Galleon Advisors, L.L.C.; and

            For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of
               Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory



Dated:  February 18, 2005